UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant    ☑
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement
☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

Newfield Exploration Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWFIELD EXPLORATION COMPANY
4 Waterway Square Place
Suite 100
The Woodlands, Texas 77380
(281) 210-5100
www.newfield.com

Additional Soliciting Material Related to the 2012 Annual Meeting of Stockholders

April 2, 2012

This additional soliciting material is related to the Proxy Statement of Newfield Exploration Company in connection with the Annual Meeting to be held on Friday, May 4, 2012 at 8:00 a.m. (Central Daylight Time) in the Williams Resource Center Theater located at One Williams Center, Tulsa, Oklahoma 74172.

On April 2, 2012, included in a Current Report on Form 8-K, the Company furnished the following information:

On or about November 15, 2011, Newfield Exploration Company (the “Company”) received a letter from the Central Laborers’ Pension Fund (the “Central Laborers’ Fund”) that included a stockholder proposal to implement a policy at the Company that would separate the roles of the Chief Executive Officer and the Chairman of the Board (the “Stockholder Proposal”). The Stockholder Proposal was included as Item 4 in the Proxy Statement distributed to stockholders on or about March 23, 2012.  Prior to receiving the Stockholder Proposal, the Company’s Board of Directors was in the process of revising its Corporate Governance Guidelines, which included an expanded explanation of the roles and responsibilities of the independent Lead Director.  On February 10, 2012, the Company’s Board of Directors adopted new Corporate Governance Guidelines, which are available for review on the Company’s website, www.newfield.com, under the heading “Corporate Governance”.  After communications with the Central Laborers’ Fund, the Company received a letter dated March 23, 2012 from the Central Laborers’ Fund withdrawing the Stockholder Proposal. As a result, the Stockholder Proposal will not be presented, and no vote will be required with respect thereto, at the Company’s 2012 Annual Meeting of Stockholders to be held on May 4, 2012.